Exhibit 10.3

AMENDED AND RESTATED MASTER AGREEMENT

This Amended and Restated Master Agreement (this “Agreement”), dated as of the 29th day of December, 2014 (the “Effective Date”), is by and among Gelesis, LLC, a Delaware, USA limited liability company with its principle place of business at 500 Boylston Street, Suite 1600, Boston, Massachusetts 02116, U.S.A.,

and

Gelesis, Inc., a Delaware, USA corporation with its principle place of business at 500 Boylston Street, Suite 1600, Boston, Massachusetts 02116, U.S.A. (together with Gelesis, LLC, “Gelesis”)

- on the one side -

and

Luigi Ambrosio, residing at Via Leopardi 39, 80044 Ottaviano (NA), Italy, Luigi Nicolais, residing at Via Semmola 83, 80056 Ercolano (NA), Italy, and Alessandro Sannino, residing at Via Fiesole 32, 73010 Lecce, Italy (each a “Founder” and, collectively, the “Founders”);

and

One S.r.l., an Italian limited liability company with registered office at Piazza San Sepolcro n. 1, 20123 Milan, Italy, registered at the Chamber of Commerce of Milan, enrolment number and tax code 06394340969, in the person of Mr. Nicola Cinelli, in his capacity as Sole Director, having the necessary powers pursuant to the company by-laws (“One Italy”)

- on the other side -

(Gelesis LLC, Gelesis, Inc., the Founders, and One Italy, each individually a “Party” and collectively the “Parties”).

WHEREAS, on October 30, 2008, Gelesis, Inc. and the Founders entered into a Master Agreement (the “Master Agreement”) for the sale of the entirety of the shares of AML-Dienstein BV (“IP NewCo”) by the Founders to Gelesis, Inc.;

WHEREAS, on the basis of the Master Agreement, and as a condition to its closing, on December 9, 2008, the Founders and One Italy entered into a Patent License and Assignment Agreement with IP NewCo (the “License Agreement”), pursuant to which One Italy granted IP NewCo a worldwide, exclusive license under the Patent Rights (as defined below), which license was subject to certain rights retained by One Italy and the Founders;

WHEREAS, on December 1, 2009, Gelesis, Inc., IP NewCo, the Founders, and One Italy entered into Amendment No. 1 to Master Agreement and Patent License and Assignment Agreement (“Amendment No. 1”);

WHEREAS, in June 2012, IP NewCo was dissolved and liquidated and its assets, including the Master Agreement, the License Agreement and Amendment No. 1 were assigned to Gelesis, LLC, in connection with which the shareholders, optionholders and warrantholders of Gelesis, Inc. were issued a certain number of Common Shares of Gelesis, LLC;

WHEREAS, on June 29, 2012, Gelesis, Inc., the Founders, Gelesis, LLC and One Italy entered into Amendment No. 2 to Master Agreement and Patent License and Assignment Agreement (“Amendment No. 2”);

WHEREAS, following the payment by Gelesis to One Italy of an amount set forth in the License Agreement, and pursuant to Amendment No. 2, (i) One Italy and the Founders assigned all of their respective rights, titles, and interests in the Patent Rights, Improvements and Food IP (as each term is defined below) to Gelesis, LLC, (ii) Gelesis, Inc. issued to One Italy a warrant to purchase 839,857 shares of its Series A-3 Preferred Stock (the “Warrant”), a copy of which is attached hereto as Exhibit A, and (iii) Gelesis, LLC issued to One Italy 839,857 of its Common Shares (the “Common Shares”);

WHEREAS, on June 25, 2014, Gelesis, LLC and One Italy entered into an Ex-Field License Agreement, a copy of which is attached hereto as Exhibit B, pursuant to which Gelesis, LLC granted to One Italy a license under the Patent Rights for certain uses (the “Ex-Field License Agreement”);

WHEREAS, Amendment No. 2 required One Italy to return the Warrant to Gelesis, Inc. and the Common Shares to Gelesis, LLC in connection with the execution of the Ex-Field License Agreement, but One Italy, as agreed with Gelesis pending execution of this Agreement, has not yet returned either the Warrant or the Common Shares;

WHEREAS, One Italy has assigned the Ex-Field License Agreement to Academica Life Sciences S.r.l. an Italian company fully owned by the Founders (“Academica”), and, on the same date, the Founders have assigned the Divisionals to Academica; and

WHEREAS, the Parties desire to amend and restate their current contractual arrangements as set forth herein, in order to reflect the occurrence of certain events that have transpired since the date of the Master Agreement, to determine an additional contribution of intellectual property to be made by One Italy for the benefit of Gelesis, LLC and to revise and clarify the applicable economic terms;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree to amend and restate the Master Agreement, the License Agreement, Amendment No. 1 and Amendment No. 2 (collectively, the “Original Agreements”) in their entirety to read as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Acquisition” means (1) the purchase by Gelesis, Inc., or one of its Affiliates, of all issued and outstanding equity interests of Academica (the “Academica Interests”) from the Founders in exchange for an amount in cash equal to One Million Euro (EUR 1,000,000) (the “Purchase Price”) or (2) the assignment by Academica of the Ex-Field License Agreement and the Divisionals to Gelesis in exchange for the Purchase Price plus Four Hundred Thousand Euro (EUR 400,000).

1.2 “Affiliate” means, with respect to a Person, any Person that Controls, is Controlled by or is under common Control with such first Person.

1.3 “Carbohydrate Replacement” means natural polymer-based products able to substitute, partially or totally, carbohydrates in some or all their applications in foodstuff, food supplements or food ingredients.

1.4 “Carbohydrate Replacement Product” means a Covered Product that is a natural polymer-based product able to substitute, partially or totally, carbohydrates in some or all applications in foodstuff, food supplements or food ingredients.

1.5 “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own more than 50% of the outstanding voting securities or other ownership interest of such Person.

1.6 “Covered County” means (i) prior to the consummation of the Acquisition, each country or territory in the world, and (ii) after the consummation of the Acquisition, the United States, the United Kingdom, Germany or Spain.

1.7 “Covered Product” means a product which, or the manufacture, use or sale of which, is covered by a either a Valid Claim of the Patent Rights in the Field or a Valid Claim of any patent covering an Improvement or the Food IP in the country where the product is manufactured, used or sold.

1.8 “Divisionals” means EU patent applications no. EP12176381.7 and no. EP12176382.5, and China patent application no. 201410126564.X, each claiming priority from patent application no. PCT/IT2007/000584.

1.9 “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, preemptive right, right of first refusal or restriction.

1.10 “Ex-Field License” means, for so long as Academica or another Affiliate of the Founders remains a party to the Ex-Field License Agreement, the license granted by Gelesis, LLC to Academica pursuant to the Ex-Field License Agreement.

1.11 “Exploit” (including the correlative term “Exploitation”) means to make, have made, import, use, sell or offer for sale, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, hold, keep, formulate, optimize, have used, export, transport, distribute, promote, market or have marketed or have sold or otherwise dispose or offer to dispose of, a product or a process, including the practice of any relevant patents or patent applications in connection therewith.

1.12 “Field” means all fields, including all uses and applications everywhere in the world provided, however, that for so long as Academica or another Affiliate of the Founders remains a party to the Ex-Field License Agreement, the Field shall exclude the uses and applications included within the Ex-Field License.

1.13 “Food IP” means any inventions or developments (including any intellectual property rights therein) that were or are in the future conceived of or reduced to practice by any Founder relating to the use of polymers in Food Products other than the Patent Rights.

1.14 “Food Products” means Covered Products that (i) constitute foods for human or animal consumption and/or (ii) are intended to reduce caloric value in foods and beverages, including Carbohydrate Replacement Products.

1.15 “Founder Consulting Agreement” means an agreement entered into by Gelesis, LLC (or any of its Affiliates) and Mr. Alessandro Sannino and/or Mr. Luigi Ambrosio governing the Parties’ cooperation in respect of the development of the Patent Rights, Improvements and Food IP and dealing, inter alia, with such Founder’s commitment, related consultancy fees and ownership of the related intellectual property rights.

1.16 “Glycemic Control Product” means a Covered Product that is a capsulated super absorbent polymer, or other medical device or pharmaceutical product, indicated for the treatment or prevention of type 2 diabetes and treatment of pre-diabetes.

1.17 “Improvement” means any invention, discovery, development, change, modification or new product that is an improvement of or an enhancement with respect to the technology covered by the Patent Rights in the Field or relating to the Exploitation thereof, whether or not patented or patentable, that is conceived, reduced to practice, discovered, developed or otherwise made at any time by any Founder within the scope of the activity under this Agreement or under a Founder Consulting Agreement, including any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery or dosage of such technology, any discovery or development of any new or expanded indications for such technology, any discovery or development that improves the stability, safety or efficacy of the same.

1.18 “Laxative Product” means a Covered Product that is a medical device or pharmaceutical Product indicated for the treatment or prevention of constipation.

1.19 “License Income” means the total gross proceeds (including any royalties, license fees, maintenance fees, or milestone payments), whether consisting of cash or any other form of consideration, received by Gelesis, LLC or one of its Affiliates from any Licensee in consideration of the grant of a license under the Patent Rights, the Improvements, or the Food IP to Exploit any Food Product or any Covered Product that is not orally administered. Notwithstanding the foregoing, License Income shall not include proceeds reasonably and fairly attributable to bona fide (i) debt financing; (ii) equity financing (and conditional equity, such as warrants, convertible debt and the like); (iii) reimbursements of patent prosecution costs and patent maintenance expenses; (iv) reimbursements for the cost of research and/or development services provided at or below commercially reasonable rates.

1.20 “Licensee” means any non-Affiliate of Gelesis, LLC to whom Gelesis, LLC or one of its Affiliates licenses the Patent Rights, the Improvements or the Food IP, as applicable, in the Field, except for any Person or entity to whom Gelesis, LLC licenses such rights solely for the purpose of distribution or resale of Covered Products.

1.21 “Liquid Removal Product” means a Covered Product that is a medical device or pharmaceutical product for the treatment of dialysis patients with an indication of reducing fluid accumulation between dialysis sessions.

1.22 “Liquid Removal Proof of Concept” means statistically significant results (defined as a two-tailed p-value < 0.05) in a randomized controlled clinical trial of a Covered Product conducted by or on behalf of Gelesis, LLC or any of its Affiliates prospectively designed to demonstrate efficacy and safety as required by the FDA or the EMA or other European regulators for medical device or drug approval for a product to treat dialysis patients by liquid removal.

1.23 “Net Sales” shall mean, with respect to any Covered Product, the gross invoiced sales price of such Covered Product sold by any of Gelesis, LLC, its Affiliates, or, except with respect to any Food Product and any Covered Product that is not orally administered, any Licensee (the “Selling Party”) under this Agreement at arm’s length to third parties minus deductions allowed to the third party customer by the Selling Party, to the extent actually taken by such third party customer, on such sales of such Covered Product for:

(a)	customary trade, quantity, and cash discounts; provided however, that where any such discount is based on sales of a bundled set of products in which such Covered Product is included, the discount shall be allocated to such Covered Product on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of the Covered Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b)	customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies, including those in respect of any state or federal Medicare, Medicaid or similar programs), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Covered Product;

(c)	freight, postage and duties, and transportation charges relating to such Covered Product, including handling and insurance charges relating thereto;

(d)	sales (such as VAT and other indirect taxes or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such Covered Product to third parties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; and

(e)	the actual amount of any write-offs for bad debts relating to such sales during the period in which a Party has the obligation to pay a royalty under this Agreement. Sales between Gelesis, LLC and its Affiliates shall be excluded from the computation of Net Sales; and no payments will be payable on such sales, except where such Affiliates are end-users, in which case such sales shall be included in the computation of Net Sales and the Net Sales therefrom shall be equal to the Net Sales resulting from arm’s length sales of the same product to third parties in similar quantities. In addition, any Covered Product provided free of charge to patients as samples or for compassionate use or clinical trials will not be included in the Net Sales.

For the purposes of determining royalties on Comparable Combination Products or other Combination Products (as such terms are defined below), Net Sales will be calculated as follows, in each calendar quarter:

(i)	In the event the Covered Product is sold in combination with one or more other comparable ingredients (e.g., another superabsorbent polymer) (a “Comparable Combination Product”) the royalty payment with respect to such Comparable Combination Product shall be calculated by multiplying the Net Sales of the Comparable Combination Product by the percentage (by weight) of the Covered Product present in the Comparable Combination Product. In no event shall the royalty due to One Italy on a Comparable Combination Product be reduced pursuant to the preceding sentence to an amount less than 25% of the royalty due under this Agreement.

(ii)

In the event the Covered Product is sold in a finished dosage form in combination with one or more other therapeutically active and not comparable ingredients (a “Combination Product”) and all therapeutically active pharmaceutical ingredients comprising the Combination Product are marketed and sold separately in commercially relevant quantities in a calendar quarter and the Net Selling Price (as defined below) for each such therapeutically active pharmaceutical ingredients can be separately determined for such quarter, Net Sales of each Combination Product for determining the royalty payment with respect to such Combination Product shall be calculated by multiplying the Net Sales of the Combination Product by A divided by the sum of A plus B (A/(A+B)), in which A is the Net Selling Price of the single therapeutically active pharmaceutical ingredient in the Covered Product contained in the Combination Product sold during the relevant payment period and B is the Net Selling Price of the other therapeutically active pharmaceutical ingredients contained in the Combination Product sold during such payment period. All Net Selling Prices of the therapeutically active pharmaceutical ingredients in the Combination Product shall be calculated as the weighted average of the prices of the active ingredients (in effect with respect to the period for which royalties are being calculated hereunder) in effect in the countries representing the top eighty percent (80%) of the Combination Product sales (the “Market Basket”). “Net Selling Price” means the gross price at which a product is sold to a third party after discounts, deductions, credits, taxes and allowance. If either A or B cannot be determined for any reason in any such case, the Parties will meet and negotiate an appropriate method for determining the Net Sales resulting from sales of such Combination Product, taking into account the contribution each therapeutically active pharmaceutical ingredient makes to the total selling price of such Combination Product.

1.24 “Patent Rights” means:

(a)	all regional, national and international patents and patent applications, including provisional patent applications, listed on Schedule 1.23 hereto;

(b)	all patent applications filed in any country either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications;

(c)	any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention;

(d)	any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and

(e)	any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents in any country.

1.25 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.26 “Regulatory Approval” means any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any Regulatory Authority in the United States or European Union that are necessary for the manufacture, use, storage, import, transport and/or sale of a Covered Product in such jurisdiction in accordance with applicable laws.

1.27 “Regulatory Authority” means any national or supranational governmental authority that has responsibility in any country or other regulatory jurisdiction over the development and/or commercialization of Covered Products.

1.28 “Special Drug Delivery Products” means drug delivery products and drug delivery process or technologies (such as product or process related to in-vivo delivery of ion chelating ligands for therapy) which (A) do not incorporate any composition of matter that is claimed by any of the Patent Rights and (B) are not related to the following: (i) obesity and/or weight loss and/or diet; (ii) diabetes; (iii) metabolic diseases; (iv) GI disorders; (v) laxatives; (vi) liquid removal.

1.29 “Valid Claim” means a claim of any unexpired United States or foreign patent which shall not have been withdrawn, cancelled or disclaimed, nor held invalid by a Court of competent jurisdiction in an unappealed or unappealable decision.

1.30 “Weight Loss Product” means a Covered Product that is a capsulated super absorbent polymer or other medical device, or pharmaceutical product indicated for the treatment of patients who are obese or overweight defined by Body Mass Index (BMI).

1.31 “Weight Loss Proof of Concept” means statistically significant results (defined as a two-tailed p-value < 0.05) in a randomized controlled clinical trial of a Covered Product conducted by or on behalf of Gelesis, LLC or any of its Affiliates prospectively designed to demonstrate efficacy and safety as required by the FDA or the EMA or most notified bodies in Europe for medical device or drug approval for weight loss.

2. Assignment of Ex-Field License Agreement; Vesting of Warrant; Acquisition

2.1 Assignment of Ex-Field License Agreement. Prior to the Effective Date, (a) One Italy assigned the Ex-Field License Agreement, and the Founders assigned the Divisionals, in each case including all of their respective rights thereunder, to Academica pursuant to the assignment agreements copies of which are attached hereto as Exhibit C (the “Academica Assignment”), and (b) Gelesis consented to the Academica Assignment.

2.2 Agreement to Refrain from Practicing Ex-Field License. One Italy and each of the Founders agree not to, and agree to cause Academica not to, practice the rights set forth in the Ex-Field Agreement, whether alone, through any Affiliate, or in collaboration with any third parties, until February 1, 2015.

2.3 Warrant Subject to Vesting and Common Shares Subject to Forfeiture. The Parties agree and acknowledge that the Warrant is hereby amended so that it shall not be exercisable, in whole or in part, unless and until the Acquisition is consummated, and One Italy hereby agrees to surrender the Common Shares (and any other shares or securities into which the Common Shares are converted, or for which the Common Shares are exchanged) for cancellation if the Acquisition is not consummated on or before January 31, 2015.

2.4 Acquisition of Academica. As soon as reasonably practical following the execution and delivery of this Agreement, the Parties hereby agree to negotiate in good faith a definitive acquisition agreement to be drafted by Gelesis’ counsel (the “Definitive Agreement”) effecting the Acquisition on or before January 31, 2015. The Definitive Agreement shall include the applicable terms summarized in this Agreement and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Agreement. Gelesis’ obligation to close the Acquisition shall be conditioned upon the satisfactory completion of due diligence, legal review, documentation that is satisfactory to Gelesis and other conditions that are customary for transactions of this kind, including any regulatory approvals. Upon the closing of the

Acquisition, the Warrant will become vested and One Italy agrees that the payments for the Milestone Events set forth below in Section 3.2(a) and 3.2(b) will not become due or payable and shall be deemed cancelled in all respects. For the avoidance of doubt, this Section 2.4 reflects the intention of the Parties, but shall not give rise to any legally binding or enforceable obligation on any Party with respect to the consummation of the Acquisition. No contract or agreement providing for the Acquisition shall be deemed to exist unless and until the Definitive Agreement has been executed and delivered.

2.5 Covenants. Until the consummation of the Acquisition, the Founders (1) will cause Academica to pay all debts and taxes when due, pay or perform any of its other obligations when due, and preserve intact the Ex-Field License Agreement and Divisionals and (2) will not take any action that would reasonably be expected to adversely affect the ability of Gelesis to consummate the Acquisition or the ability of the Founders or Academica to fulfill its obligations hereunder, including the sale or assignment of the Ex-Field License Agreement and Divisionals to Gelesis free and clear of all Encumbrances, or to result in any representation and warranty regarding Academica, the Founders or One Italy herein to fail to be true and correct prior to the consummation of the Acquisition.

3. Consideration Payments

3.1 Payment on Effective Date. Upon execution of this Agreement, Gelesis, LLC shall initiate the payment to Academica of a non-refundable one-off signing fee of Sixty Thousand Euro (EUR 60,000) by wire transfer in immediately available funds to a bank account indicated to Gelesis, LLC by One Italy in writing.

3.2 Cash Milestone Payments. In addition to the payment in Section 3.1, Gelesis, LLC, as consideration for the assignment of the Patent Rights by One Italy, shall make the following payments to One Italy within fifteen (15) business days of the occurrence of the following events (the “Milestone Events”):

(a)	Five Hundred Thousand Euro (EUR 500,000) upon the first to occur of either Weight Loss Proof of Concept or Liquid Removal Proof of Concept, but only if either such event occurs prior to the consummation of the Acquisition; and

(b)	Five Hundred Thousand Euro (EUR 500,000) upon the first Regulatory Approval (obtained by Gelesis, LLC or any of its Affiliates) of a Covered Product that is either a Weight Loss Product or a Liquid Removal Product or a Carbohydrate Replacement Product, but only if such event occurs prior to the consummation of the Acquisition; and

(c)	Five Hundred Thousand Euro (EUR 500,000) upon the first commercial sale (by Gelesis, LLC or any of its Affiliates) of a Covered Product following Regulatory Approval that is a Weight Loss Product, a Liquid Removal Product, a Carbohydrate Replacement Product or a Glycemic Control Product; and

(d)	Five Million Euro (EUR 5,000,000) upon the earlier of:

(i)	Thirty Million Euro (EUR 30,000,000) of cumulative Net Sales by Gelesis, LLC (or by a Gelesis, LLC Affiliate, but not by a Licensee) are received from the sale of Covered Products that are Carbohydrate Replacement Products; or

(ii)	Thirty Million Euro (EUR 30,000,000) of License Income are received by Gelesis LLC (or by a Gelesis, LLC Affiliate) as a result of a license of Covered Products that are Carbohydrate Replacement Products; or

(iii)	Thirty Million Euro (EUR 30,000,000) of cumulative Net Sales by Gelesis LLC (or by a Gelesis LLC Affiliate, but not by a Licensee) are received from the sale of Covered Products that are Weight Loss Products or Glycemic Control Products; or

(iv)	Thirty Million Euro (EUR 30,000,000) of License Income are received by Gelesis LLC (or by a Gelesis LLC Affiliate) as a result of a license of Covered Products that are Weight Loss Products or Glycemic Control Products;

provided that clauses (iii) and (iv) of this Section 3.2(d) shall only apply if the Acquisition is consummated.

Each of the foregoing cash payments set forth in this Section 3.2 shall be paid only once so that the maximum aggregate amount of milestone payments under this Section 3.2 shall be Five Million Five Hundred Thousand Euro (EUR 5,500,000) or Six Million Five Hundred Thousand Euro (EUR 6,500,000), as applicable in light of paragraphs (a) and (b) of this Section 3.2.

3.3 Payment terms of Cash Milestone Consideration. Payment of any Cash Milestone Consideration shall be made by wire transfer of immediately available funds to the bank accounts designated in writing to Gelesis, LLC or its Affiliates by One Italy no later than fifteen (15) business days following the occurrence of the respective triggering Milestone Event.

3.4 Equity Consideration. As partial consideration for the amendment and restatement of the Original Agreements hereby, and the grant to One Italy and the Founders of any rights arising therefrom, but subject to Section 2.4 above, (1) Gelesis, Inc. hereby waives the obligation under Amendment No. 2 that One Italy return the Warrant for cancellation and (2) Gelesis, LLC hereby waives the obligation under Amendment No. 2 that One Italy return the Common Shares for cancellation. Each of the Parties acknowledges and agrees that the Warrant and Common Shares constitute the only equity of Gelesis, Inc. or Gelesis, LLC, or any of their Affiliates, that are owned by One Italy or the Founders, and further represent the only equity rights to which One Italy or the Founders are entitled with respect to Gelesis, Inc., Gelesis, LLC or their respective Affiliates.

The number of Common Shares shall be subject to proportional adjustment for any stock split, stock combination or other similar action applicable to any class of Gelesis, LLC shares. Furthermore, in any future restructuring of Gelesis, Inc. or Gelesis, LLC, the aforementioned securities held by One Italy and the Founders in Gelesis and Gelesis, LLC shall be treated the same as those securities (on a security by security basis) that are held by other Gelesis and Gelesis, LLC equity holders.

4. Royalty Payments

4.1 Royalties. In addition to the cash payments under Section 3, Gelesis, LLC, as consideration for the assignment of the Patent Rights by One Italy, shall pay to One Italy, during the applicable term described in Section 4.4 below, earned royalties at the rate of (a) four percent (4%) of Net Sales of Covered Products that are orally administered but are not Food Products and (b) two percent (2%) of Net Sales of Covered Products that are either (x) Food Products or (y) are not orally administered. For the avoidance of doubt, (i) there is no increase to the foregoing royalty rates for more than one Valid Claim and (ii) Net Sales of Covered Products that are Food Products or are not orally administered shall not include sales by Licensees.

4.2 No Multiple Royalties. If the manufacture, use, lease, or sale of any Covered Product is covered by more than one of the Valid Claims under the Patent Rights, or any patents in the Improvements or Food IP, multiple royalties shall not be due.

4.3 Anti-Stacking. Should intellectual property rights owned by a third party that is not a Gelesis Affiliate pose as an obstacle to the development or commercialization of any Covered Product that is not a Food Product (the “Blocking IP”), Gelesis, LLC, or an applicable Affiliate of Gelesis, LLC shall, after consulting in good faith with One Italy, seek a potential settlement solution with the Blocking IP holder and the royalties for Covered Products that are not Food Products set forth in Section 4.1 shall be reduced by the amount of such consideration paid for the rights to such Blocking IP; provided, however, that (i) such reduction shall not exceed fifty percent (50%) of the consideration paid by Gelesis, LLC to the third party for the rights to such Blocking IP and (ii) in no case shall the royalties for Covered Products that are not Food Products set forth in Section 4.1 be reduced by more than fifty percent (50%) as a result of this application of this Section 4.3.

4.4 Royalty Duration. The obligation of Gelesis, LLC to pay royalties pursuant to Section 4.1 shall terminate with respect to each Covered Product on a country-by-country basis, concurrently with (i) the expiration or termination of the last Valid Claim under the Patent Rights in the relevant country for such Covered Product or (ii) the withdrawal, cancellation, or disclaiming of the last Valid Claim under the Patent Rights in such country for such Covered Product (for each such Covered Product and country, the “Royalty Term”).

4.5 License Income. Gelesis, LLC shall pay to One Italy ten percent (10%) of License Income received by Gelesis, LLC and its Affiliates on (i) Food Products and (ii) Covered Products that are not orally administered.

4.6 Reports and Payments. Following the commencement of Gelesis, LLC’s obligations to pay any royalties pursuant to Section 4.1, Gelesis LLC shall deliver to One Italy within sixty (60) days after the end of each calendar quarter a written report showing its computation of royalties due under this Agreement for such calendar quarter. Simultaneously with the delivery of each such report, Gelesis, LLC shall tender payment of all amounts shown to be due thereon. The royalty payments due on sales in currencies other than Euro shall be calculated using the appropriate exchange rate for such currency quoted by the relevant Government Authority as published by The Wall Street Journal on the last business day of the calendar quarter to which such report relates. All amounts due under this Agreement shall be paid to One Italy in Euro (EUR) by wire transfer to an account in a bank designated by One Italy, or in such other form and/or manner as One Italy may reasonably request.

4.7 Audit. For as long as royalties accrue hereunder and for a period of three (3) years thereafter, Gelesis, LLC shall keep reasonably detailed and accurate records and books of account (including without limitation, retaining all license and sub-license data and audit materials) to enable One Italy to verify royalties and any other amounts payable hereunder. One Italy, at its cost, shall have the right from time to time (not to exceed once during each calendar year) to engage a certified public accountant, reasonably acceptable to Gelesis, LLC, to inspect and copy such Records, during normal business hours, upon reasonable advance notice (not less than one week), and subject to a written obligation of confidentiality acceptable to Gelesis, LLC, for the sole purpose of verifying Gelesis, LLC’s compliance with its payment obligations hereunder. If, as a result of such inspection, it is determined that there has been an overpayment or underpayment, then (i) the parties shall promptly rectify such overpayment or underpayment by repaying the amount thereof, (ii) in case of underpayment, Section 4.9 shall apply, and (iii) in the case of an underpayment of royalties exceeding than five percent (5%) over a calendar year, Gelesis, LLC shall reimburse One Italy for its reasonable fees and expenses paid to such accounting firm in connection with such inspection.

4.8 Withholding Taxes. The Parties will cooperate, as permitted by applicable law, to minimize One Italy’s exposure to withholding and other taxes in connection with this Agreement. If required to withhold any taxes from payments of royalties, then Gelesis, LLC shall (i) deduct such amounts from such payments, (ii) pay such amounts to the appropriate fiscal or tax authorities on behalf of One Italy and (iii) forward promptly to One Italy all tax receipts received evidencing payment of such taxes.

4.9 Late Payments. Any late payment by Gelesis of any amount due under this Agreement that is not made within thirty (30) days from the date such payment is due shall bear interest from the date such payment is due through and including the date upon which full payment is made at a rate equal to the lesser of: (a) two percent (2%) per annum over the prime rate published in The Wall Street Journal, New York edition, set quarterly on the first day of the relevant calendar quarter, or (b) the maximum rate permitted by law. Gelesis shall reimburse to One Italy any and all out-of-pocket expenses incurred in collecting payments due, including without limitation reasonable attorneys’ fees and arbitration and court costs.

5. Improvements and Food IP; Non-Commercial License to One Italy; Right to Negotiate Limited Commercial License

5.1 Research and Development. The Parties acknowledge that research and development activities shall be carried out in order to improve the Patent Rights in the Field and create and improve the Food IP technologies. Gelesis, LLC undertakes to perform such activities as an independent contractor and shall have complete and exclusive control over its employee and representatives in carrying out such activities.

5.2 Improvements. Each Founder and One Italy shall forthwith disclose to Gelesis, LLC in confidence and in such detail as Gelesis, LLC may reasonably require all Improvements that they may have previously developed and that they may develop during the term of this Agreement.

All rights, title and interest related to such Improvements shall be the exclusive property of Gelesis LLC, and shall automatically be included in the scope of this Agreement. Any patents with respect to such Improvements shall be considered Patent Rights. In furtherance of the foregoing, each of the Founders and One Italy hereby assigns and agrees to assign to Gelesis, LLC, without further consideration, all of their respective right, title and interest in and to all such Improvements.

5.3 Food IP. Each Founder and One Italy shall forthwith disclose to Gelesis, LLC in confidence and in such detail as Gelesis, LLC may reasonably require all Food IP that they may have previously developed and that they may develop during the term of this Agreement. All rights, title and interest related to such Food IP shall be the exclusive property of Gelesis LLC, and shall automatically be included in the scope of this Agreement. Any patents with respect to such Food IP shall be considered Patent Rights. In furtherance of the foregoing, each of the Founders and One Italy hereby assigns and agrees to assign to Gelesis, LLC, without further consideration, all of their respective right, title and interest in and to all such Food IP.

5.4 Assistance. The Founders and One Italy shall:

(a)	provide Gelesis, LLC with all information related to the Patent Rights in the Field as may be known or possessed by the Founders and One Italy and as may be reasonably necessary for Gelesis, LLC and its Affiliates to Exploit the Patent Rights in the Field;

(b)	provide Gelesis, LLC (and its Affiliates) with reasonable technical assistance in connection with the transfer of data and other information related to the Patent Rights in the Field;

(c)	take any action reasonably requested by Gelesis, LLC, at Gelesis, LLC’s expense, for the purpose of documenting the assignment of Improvements and Food IP made in Sections 5.2 and 5.3, respectively.

5.5 Non-Commercial License Grant and Publication. Gelesis, LLC hereby grants to One Italy and the Founders a non-exclusive, royalty-free, irrevocable worldwide right and license to practice the Patent Rights for non-commercial academic and research purposes only. One Italy and each of the Founders shall have the right, consistent with academic standards and subject to this Section 5.5, to publish in scientific journals, or to present at professional conferences or other meetings, the results from such practice. At least thirty (30) days prior to submission of any material for publication or presentation, One Italy shall provide to Gelesis, LLC such material for its review. If requested in writing by Gelesis, LLC, One Italy shall withhold material from submission for publication or presentation for an additional ninety (90) days from the date of Gelesis, LLC’s request to allow for the filing of a patent application or the taking of such measures as Gelesis, LLC deems appropriate to establish and preserve the proprietary rights in the information in the material being submitted for publication or presentation.

5.6 Negotiation of Non-Blocking License for Special Drug Delivery Products. Gelesis acknowledges that, following the consummation of the Acquisition, Alessandro Sannino (“AS”), personally or through an Affiliate, intends to research, develop and commercialize Special Drug Delivery Products. AS acknowledges and agrees that nothing set forth in this Agreement shall constitute a license or similar right under the Patent Rights, express or implied, to conduct any such activities following the Acquisition. Notwithstanding the foregoing, and subject to the consummation of the Acquisition, in the event that the Exploitation of any intellectual property rights that are or become owned or controlled by AS or his Affiliate (the “Drug Delivery IP”) in connection with the development of any such Special Drug Delivery Products by AS or his Affiliate, in collaboration with a third party biotechnology or pharmaceutical company (a “Corporate Partner”), would infringe, conflict with or depend on any of the Patent Rights, Gelesis, LLC, AS and such Corporate Partner shall negotiate in good faith the terms and conditions of one of the following (the choice of which will be at the option of Gelesis): (i) a collaboration for the joint exploitation of such Special Drug Delivery Products or (ii) the terms of a non-exclusive license under the Patent Rights solely to the extent necessary to allow AS or his Affiliate, together with the Corporate Partner, to Exploit the Drug Delivery IP in connection with the development of any such Special Drug Delivery Products.

6. Intellectual Property Rights

6.1 Ownership, Prosecution, Enforcement and Exploitation. One Italy and the Founders acknowledge and agree that Gelesis, LLC or its Affiliates own all right, title and interest in and to the Patent Rights and, except to the extent expressly set forth in the Ex-Field License Agreement (but subject to Section 2.2 hereof) for so long as One Italy, Academica, or another Affiliate of the Founders is a party thereto, the full right to file, prosecute, and maintain the Patent Rights, to enforce the Patent Rights against potential third party infringers and to Exploit the Patent Rights.

6.2 Patent Cost Sharing. In the event that One Italy, any Founder, or their respective Affiliates, Exploits the Patent Rights for commercial purposes as contemplated by Section 5.6 hereof, either alone or in collaboration with a third party, then the Founders shall pay, or cause an Affiliate to pay, fifty percent (50%) of the expenses incurred by Gelesis, LLC (together with its Affiliates) either before or after the Effective Date in obtaining and maintaining patent protection for such Patent Rights and Improvements.

6.3 Right of Gelesis, LLC to Prosecute Applications for Patent Rights and Patent Applications in Improvements and Food IP. One Italy and the Founders agree that, except as otherwise set forth in this Section 6.3, Gelesis, LLC or one of its Affiliates shall have the exclusive right, at Gelesis, LLC’s expense, using counsel reasonably acceptable to One Italy, to file, prosecute, maintain and enforce patent applications and patents relating to the Patent Rights, Improvements and Food IP. Copies of all substantive communications to and from patent offices regarding applications or patents relating to the Patent Rights, Improvements and Food IP shall be provided to One Italy promptly after the receipt thereof; copies of proposed substantive communications to such patent offices shall be provided to One Italy in sufficient time before the due date in order to give One Italy an opportunity to comment on the content thereof. Gelesis, LLC or the applicable Affiliate will reasonably consider such comments but shall be under no obligation to incorporate such comments into any substantive communications. Except with respect to the Divisionals, Gelesis, LLC shall promptly notify One Italy (but in no event less than thirty (30) days prior to the expiration of any priority rights period) if it and/or its Affiliates do not intend to seek patent protection on, or pursue or continuing the filing prosecution or maintenance of, any Patent Rights, Improvements or Food IP in any Covered Country, and One

Italy shall have the right, at its expense and in its name, and by written notice to Gelesis within such thirty (30) day period, to file, prosecute, maintain and enforce in such Covered Country patent applications and patents relating to such Patent Rights, Improvements and Food IP (the “Assumed Patent Rights”), provided, however, that if One Italy exercises such right, the Assumed Patent Rights shall not be considered a part of this Agreement thereafter, including for purposes of any payment obligations by Gelesis.

6.4 Assistance. Each Party shall provide the other Parties and their Affiliates or authorized attorneys, agents or representatives reasonable assistance as necessary for the same to exploit their rights under Section 6.3, to file, prosecute, maintain and enforce patent applications and patents related to the Patent Rights, Improvements and Food IP. The Founders and One Italy shall sign or use their respective best efforts to have all legal documents necessary to file, prosecute, maintain and enforce patent applications or patents related to Patent Rights, Improvements and Food IP signed at no charge for the other Party.

7. Infringements

7.1 Notification of Infringement; Right to Enforce. Each Party agrees to provide written notice to the other Party(ies) promptly after becoming aware of any infringement of the Patent Rights in the Field, the Improvements in the Field or the Food IP.

7.2 Declaratory Judgment Actions. Each Party shall promptly notify the others upon becoming aware of any pending or threatened declaratory judgment action, nullity proceeding or other equivalent action by a third party alleging invalidity, unenforceability, or non-infringement of the Patent Rights, the Improvements or the Food IP. Gelesis, LLC, at its option, shall have the right within twenty (20) business days after commencement of such action to take over the sole defense of the action at its own expense.

7.3 Offsets. It is understood that in no event may Gelesis, LLC offset any expenses incurred under this Section 7 against any payments due to One Italy under Sections 3 and 4, but without prejudice to Gelesis, LLC’s express rights under Section 4.3.

7.4 Recovery. Any recovery obtained in an action brought by Gelesis, LLC against an infringer of the Patent Rights shall be distributed as follows: (i) each Party shall be reimbursed for any expenses incurred in the action; (ii) Gelesis, LLC shall then pay to One Italy ten percent (10%) of the remaining recovery; and (iii) after the payments in subsection (i) and (ii) herein all additional amounts shall be retained by Gelesis, LLC.

7.5 Cooperation. Each Party agrees to cooperate in any action under this Section 7 that is controlled by another Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

7.6 Right to License. Gelesis, LLC and its Affiliates, and their successors or assigns, shall have the sole right to license any of the Patent Rights, Improvements and Food IP to any alleged infringer for future use in accordance with the terms and conditions of this Agreement relating to licenses. Any revenues to Gelesis, LLC pursuant to such license shall be treated as set forth in Section 4.5 above, and not Section 4.1 above (regardless of whether the licensed product is a Food Product or is administered orally).

8. Representation and Warranties—Limitation of Liability

8.1 Representation and warranties by Gelesis, Inc. and Gelesis, LLC. Gelesis, Inc. and Gelesis, LLC hereby represent and warrant to One Italy and the Founders that, as of the Effective Date:

(a)	Gelesis, Inc. and Gelesis, LLC are duly organized, validly existing and in good standing under the applicable laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder;

(b)	This Agreement has been duly executed and delivered by Gelesis, Inc. and Gelesis, LLC and constitutes the valid and binding obligation of Gelesis, Inc. and Gelesis, LLC, enforceable against Gelesis, Inc. and Gelesis, LLC in accordance with its terms;

(c)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Gelesis, Inc. and Gelesis, LLC, their respective officers and directors on behalf of Gelesis, Inc. and Gelesis, LLC and no other proceedings on the part of Gelesis, Inc. or Gelesis, LLC are necessary to authorize such execution, delivery and performance;

(d)	The execution, delivery and performance of this Agreement will not result in a violation of, or be in conflict with, or constitute a default under, (i) any agreement in existence as of the Effective Date that is between Gelesis, Inc. and/or Gelesis, LLC and third parties, or that is otherwise binding on either of them, or (ii) the provisions of any applicable charter or operative documents or by-laws, or (iii) any order, writ, injunction, or decree of any court or governmental authority entered against either of them or by which any of their properties is bound;

(e)	Neither Gelesis, Inc. nor Gelesis, LLC is party to any other agreement that limits One Italy’s or the Founders’ rights under this Agreement and neither Gelesis, Inc. nor Gelesis, LLC will enter into any agreement, written or oral, inconsistent with the rights granted to One Italy and the Founders hereunder;

(f)	To their knowledge, there are no existing or threatened actions, suits or claims pending against either of them with respect to their right to enter into and perform their obligations under this Agreement, nor is there any basis for any such actions, suits or claims;

(g)	To their knowledge, all of the inventors of the subject matter covered by the Patent Rights have been properly listed in all of the patent applications and patents that comprise the Patent Rights;

(h)	To their knowledge, each of the Patent Rights is valid and enforceable;

(i)	To their knowledge, no third party has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any of the Patent Rights.

8.2 Representation and Warranties of One Italy and the Founders. Each of One Italy and the Founders represents and warrants respectively that, as of the Effective Date:

(a)	One Italy and Academica are each duly organized, validly existing and in good standing under the laws of Italy with full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder;

(b)	This Agreement and the Academica Assignment have been duly executed and delivered by One Italy, Academica and the Founders and constitute the valid and binding obligations of One Italy, Academica and the Founders enforceable against each of them in accordance with their respective terms;

(c)	The execution, delivery and performance of this Agreement and the Academica Assignment have been duly authorized by all necessary action on the part of One Italy, Academica, and their respective officers and directors on behalf of each of them and no other corporate proceedings on the part of One Italy or Academica are necessary to authorize such execution, delivery and performance;

(d)	The execution, delivery and performance of this Agreement and the Academica Assignment did not and will not result in a violation of, or be in conflict with, or constitute a default under, (i) any agreement in existence as of the Effective Date that is between One Italy, Academica and/or the Founders and third parties, or that is otherwise binding on any of them, or (ii) the provisions of any applicable charter or operative documents or by-laws, or (iii) any order, writ, injunction, or decree of any court or governmental authority entered against it or by which any of its properties is bound;

(e)	Neither One Italy, Academica nor any of the Founders is party to any agreement that limits the rights of Gelesis, LLC or Gelesis, Inc. under this Agreement, and neither One Italy nor any of the Founders will enter into any agreement, written or oral, that is inconsistent with the rights granted to Gelesis, LLC and Gelesis, Inc. hereunder;

(f)	To his or its knowledge, there are no existing or threatened actions, suits or claims pending against any of them with respect to their right to enter into and perform their obligations under this Agreement or in connection with the Academica Assignment or the Acquisition, nor is there any basis for any such actions, suits or claims;

(g)	To his or its knowledge, all of the inventors of the subject matter covered by the Patent Rights have been properly listed in all of the patent applications and patents that comprise the Patent Rights;

(h)	The Founders have disclosed to Gelesis, LLC all Patent Rights, Food IP and Improvements that exist as of the Effective Date;

(i)	Immediately prior to its assignment of the Patent Rights, Improvements and Food IP to Gelesis, LLC and Gelesis, Inc., as applicable, One Italy was the sole owner of all rights, title and interest in the Patent Rights, Improvements and Food IP then in existence (or, to the extent applicable, the joint owner with Gelesis, LLC), and, upon such assignment, Gelesis, LLC and Gelesis, Inc., as applicable, took all right, title and interest in the Patent Rights, Improvements and Food IP free and clear of any Encumbrance, except to the extent set forth in this Agreement;

(j)	One Italy and the Founders have complied with and are in compliance with all agreements with third parties under which it or they acquired or possessed the Patent Rights, Improvements and Food IP and will not amend, alter, take any action or omit to take any action that would cause a breach of any such agreement;

(k)	To his or its knowledge, each of the Patent Rights listed on Schedule 1.23 is valid and enforceable;

(l)	To his or its knowledge, Exploitation of the Patent Rights will not infringe any existing patent owned or possessed by One Italy, the Founders or any third party;

(m)	To his or its knowledge, no third party has infringed, misappropriated or violated, or is infringing, misappropriating or violating, the Patent Rights;

(n)	Other than for fees and expenses of professional advisors that will be paid in full by Academica or the Founders prior to the consummation of the Acquisition, Academica does not have any liabilities or obligations of any nature, whether accrued, contingent or otherwise. Academica does not own, and has not ever owned or leased, any real property. Academica does not have, and has not ever had, any employees and has not engaged the services of any contractor, consultant or other advisor; and

(o)	The Academica Interests consist solely of percentage interests (quote di partecipazione) that are issued to the Founders. All of the issued and outstanding Academica Interests have been validly issued in compliance with all applicable laws and regulations, are fully-paid and non-assessable and are owned, beneficially and of record, by the Founders free and clear of any Encumbrance.

8.3 Disclaimer. Except for the express representations and warranties set forth in Sections 8.1 and 8.2, as applicable, and without prejudice to the limitation of liability in Section 8.4, no Party makes any representation or warranty, express or implied, either in fact or by operation of law, by statute or otherwise, and each Party specifically disclaims any other warranties, whether written or oral, or express or implied, including any warranty of quality, merchantability or fitness for a particular use or purpose or any warranty as to the validity of any patents or the non-infringement of any intellectual property of third parties.

8.4 Limitation of Liability. In no event shall any Party be liable to any other Party or any third party for incidental, consequential, punitive, special, exemplary or other indirect damages of any kind, including without limitation economic damages or injury to property and lost profits, regardless of whether any such entity or person shall be advised, shall have other reason to know, or in fact shall know of the possibility of the foregoing. In no event shall the liability of each of the Founders and/or of One Italy under this Agreement exceed the aggregate amount respectively paid to each of the Founders and/or One Italy by Gelesis, LLC and its Affiliates

under this Agreement, the Original Agreements, the Founder Consulting Agreements and any other agreements between or among Gelesis, Inc., Gelesis, LLC or their respective Affiliates, on the one hand, and One Italy, the Founders or their respective Affiliates, on the other hand, including, but not limited to, the then fair market value of the Warrant, the Common Shares, or any other securities of Gelesis, Inc., Gelesis, LLC or their respective Affiliates issued to any Founder or to One Italy.

9. Term and Termination

9.1 Term. This Agreement shall come into force on the Effective Date and shall remain in effect until expiration or termination in accordance with the provisions of this Section 9.

9.2 Termination upon Expiration of Payment Obligations. This Agreement shall expire with respect to a given country and Covered Product upon the expiration of the Royalty Term for such Covered Product in such country, or such longer period, if any, that Gelesis, LLC owes One Italy any payments hereunder. For the avoidance of doubt, the continued prosecution or maintenance by One Italy of any Assumed Patent Rights, as such term is defined in Section 6.3, shall not delay any such expiration.

9.3 Termination by Mutual Agreement of Gelesis, LLC and One Italy. Gelesis, LLC and One Italy may, upon mutual written agreement, terminate this Agreement at any time with the consequences set forth in such mutual written agreement, including which provisions, if any, shall survive such termination.

9.4 Non-Release. Upon termination of this Agreement pursuant to this Section 9, no Party shall be relieved of any obligations incurred prior to such termination unless otherwise mutually agreed to in writing by Gelesis and One Italy. In the event the Parties disagree as to whether a default has occurred or that a default has been cured, the Parties shall submit the dispute to arbitration pursuant to Section 14, and this Agreement shall remain in effect until such arbitration is concluded.

9.5 Survival. Notwithstanding the expiration of this Agreement pursuant to Section 9.2, the obligations of the Parties in Sections 1, 4.7, 4.8,4.9, 5.5, 6.1, 8, 9.4, 9.5, 10, 11, 12.1, 12.2, 12.4, 13 and 14 shall survive and continue to be enforceable in accordance with their respective terms.

10. Indemnification

10.1 By One Italy and the Founders. One Italy and the Founders, jointly and severally, shall indemnify, defend and hold harmless Gelesis, LLC and its Affiliates and their directors, officers, employees, agents, members and shareholders, and their respective successors, heirs and assigns (the “Gelesis Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and costs) incurred by or imposed upon any of the Gelesis Indemnitees arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability (a “Gelesis Loss”) due to (i) a breach by One Italy or any Founder of this Agreement, the Ex-Field License Agreement or any other agreement with Gelesis, Inc. or Gelesis, LLC, (ii) the acquisition and/or ownership by One Italy or the Founders of the Patent Rights prior to their assignment to Gelesis, LLC or (iii) any controversy relating to Academica or any of its interest holders based on acts or omissions that occurred or occur prior to the

Acquisition; provided, however, that the foregoing indemnification shall not apply to any Gelesis Loss to the extent such Gelesis Loss is caused by a breach by a Gelesis Indemnitee of this Agreement or any other agreement with any of the Founders or One Italy or the gross negligence or willful misconduct of a Gelesis Indemnitee.

10.2 By Gelesis, LLC. Gelesis, LLC shall indemnify, defend and hold harmless One Italy and its Affiliates and their directors, officers, employees, agents, members and shareholders (including without limitation the Founders) and their respective successors, heirs and assigns (the “One Italy Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and costs) incurred by or imposed upon any of the One Italy Indemnitees arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability (a “One Italy Loss”) due to a breach by Gelesis, LLC of this Agreement, the Ex-Field License Agreement or any other agreement with any of the Founders or One Italy; provided, however, that the foregoing indemnification shall not apply to any One Italy Loss to the extent such One Italy Loss is caused by a breach of this Agreement by a One Italy Indemnitee or the gross negligence or willful misconduct of a One Italy Indemnitee.

11. Obligations under the Original Agreements

The Original Agreements are restated and superseded in their entirety hereby. Except for the representations and warranties, and obligations of indemnification and confidentiality, in each case that accrued under the Original Agreements prior to the effectiveness of this Agreement, the rights and obligations of the Parties with respect to the subject matter of the Original Agreements shall be governed solely by this Agreement. Without limiting the foregoing, One Italy and each of the Founders hereby acknowledges and agrees that neither Gelesis, LLC nor Gelesis, Inc. owes One Italy or any of the Founders any additional payments, equity or other compensation thereunder.

12. Miscellaneous.

12.1 Founders and One Italy Non-Competition. During the term of this Agreement and for one (1) year thereafter, One Italy and the Founders shall not, either by itself or themselves or in association with others, develop, manufacture, market, license, sell or otherwise commercialize any product or process related to diet, weight loss, Food Products or obesity; provided that Gelesis, LLC has not breached any undisputed payment obligation hereunder and failed to cure such breach within a period of ninety (90) days after notice hereunder; and provided further that the Founders’ activities, if any, outside the Field pursuant to the terms of the Ex-Field License Agreement (subject to the restrictions set forth in Section 2.2) shall not be deemed a breach hereof for so long as Academica or another Affiliate of the Founders remains a party to the Ex-Field License Agreement.

12.2 Publicity. The Parties shall not originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, without the prior written approval of the other Party except as otherwise required by law.

12.3 Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party must be in writing and shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail herself or itself of any right, power or privilege that she or it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

12.4 Notices. Any notices, requests, consents and other communication in connection with this Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the applicable address of the Parties set forth in the introductory paragraph hereto, or at such other address as the addressee shall have specified in a notice actually received by the addressor.

12.5 No Agency. Nothing herein shall be deemed to constitute Gelesis, LLC and Gelesis, Inc., on the one hand, and One Italy and the Founders, on the other hand, as the agent or representative of the others, or as joint venturers or partners for any purpose. One Italy and the Founders shall be independent contractors, not employees or partners of Gelesis, LLC or Gelesis, Inc. Neither Gelesis, LLC or Gelesis, Inc., on the one hand, nor One Italy, on the other hand, shall be responsible for the acts or omissions of the other. One Italy and the Founders will not have any authority to speak for, represent or obligate Gelesis, LLC or Gelesis, Inc. in any way without prior written authority from Gelesis, LLC and Gelesis, Inc. Gelesis, LLC and Gelesis, Inc. will not have any authority to speak for, represent or obligate the One Italy or the Founders in any way without prior written authority from One Italy or the Founders, as applicable.

12.6 Entire Agreement and Amendments. This Agreement and the Ex-Field License Agreement, and the Schedules and Exhibits hereto and thereto (which Schedules and Exhibits are deemed to be a part of the applicable agreement for all purposes) together represent the entire understanding and agreement between any of the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written, and all contemporaneous oral, negotiations, commitments and understandings between such Parties with respect to such subject matter, including without limitation the Original Agreements (except to the extent sent forth in Section 11. No alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by Gelesis, Inc. or Gelesis, LLC, one the one hand, and One Italy on the other hand.

12.7 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

12.8 Severability. To the fullest extent permitted by any applicable Law, the Parties waive any provision of law that would render any provision of this agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall non form part of this Agreement. To the fullest extent permitted by any applicable Law, and if the rights or obligation of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with the applicable Law and achieve, as nearly as possible, the original intention of the Parties.

12.9 Assignment. No Party to this Agreement may assign his or its rights or obligations hereunder without the prior written consent of each of the other Parties; provided, however, that such consent shall not be unreasonably withheld. Notwithstanding the foregoing, Gelesis, LLC, Gelesis, Inc. and One Italy may assign this Agreement without the consent of the other Parties to any of such Party’s Affiliates, and Gelesis, LLC and Gelesis, Inc. may assign this Agreement without the consent of the other Parties to any successor to all or substantially all of their respective assets or business, provided that in each case the assigning Party shall provide written notice to the other Parties within thirty (30) days after such assignment (it being understood that notice thereof to One Italy shall be deemed to constitute notice thereof to each of the Founders). Any attempted assignment in violation of this Section 12.9 shall be null and void.

12.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Gelesis, LLC and Gelesis, Inc., as applicable, undertakes (a) to make reference to its obligations towards One Italy and the Founders under this Agreement in any license agreement with Licensees and/or in any other collaboration agreement, corporate or contractual joint venture or similar agreement with any third party that relates to the commercial Exploitation of the Patent Rights and (b) promptly to inform One Italy of any such license, collaboration, joint venture or similar agreement.

12.11 No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successor and permitted assigns, and they shall not be construed as conferring any rights in any other third party.

12.12 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. This Agreement may be executed by facsimile signatures.

12.13 Force Majeure. No Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

13. Confidential Information

13.1 Definition. “Confidential Information” means all materials, trade secrets or other information, including, without limitation, information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, whether disclosed before or after the date of this Agreement, which (a) is designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing Party to the other Party; (b) is orally or visually disclosed if the disclosing Party, within thirty (30) days after such disclosure, delivers to the receiving Party a written document or documents describing the materials, trade secrets or other information and referencing the place and date of such oral, visual or written disclosure and the names of the Persons to whom such disclosure was made; or (c) is of a nature that a reasonable Person familiar with the disclosing Party’s business would understand to be confidential or proprietary to the disclosing Party. For the avoidance of doubt, Gelesis, Inc. and Gelesis LLC’s Confidential Information will include (i) the terms of this

Agreement, the Ex-Field License Agreement, and the Original Agreements; and (ii) all data generated by any Party that is related to the Patent Rights, the Improvements and the Food IP, whether pursuant to this Agreement or the Original Agreements.

13.2 Treatment of Confidential Information. Each Party hereto shall maintain the Confidential Information of the other Parties in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each Party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized use or disclosure (except to the extent necessary incident to the use or sale of Covered Products) of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents, as applicable.

13.3 Release from Restrictions. The provisions of Section 13.2 shall not apply to any Confidential Information disclosed hereunder which:

(a)	was known by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving party;

(b)	either before or after the date of the disclosure to the receiving Party is rightfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information;

(c)	either before or after the date of the disclosure to the receiving Party becomes generally known to the public, other than through the sale of Covered Products in the ordinary course, through no fault or omission on the part of the receiving Party or its Affiliates;

(d)	is independently developed by or for the receiving party without use of, reference to or reliance upon the Confidential Information; or

(e)	is required to be disclosed by the receiving Party to comply with applicable laws, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, and further provided that the provisions of Section 13.2 shall apply to such Confidential Information for all other purposes.

14. Governing Law. Dispute Resolution.

This Agreement shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts, U.S.A., without regard to the conflict of law principles thereof. Any disputes, claims or controversies in connection with this Agreement, including any questions regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination, shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said rules. The place of the arbitration shall be London, UK. The language of the arbitration shall be English. Notwithstanding the foregoing, at any time, a Party may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from a Court.

IN WITNESS WHEREOF, this Amended and Restated Master Agreement has been duly executed as of the date first above written.

GELESIS, INC.		GELESIS, LLC

By:	/s/ Yishai Zohar	By:	/s/ Yishai Zohar
Name:	Yishai Zohar	Name:	Yishai Zohar
Title:	Chief Executive Officer	Title:	Chief Executive Officer

ONE S.R.L.		FOUNDERS

By:	/s/ Nicola Cinelli	/s/ Luigi Ambrosio
Name:	Nicola Cinelli	Luigi Ambrosio
Title:	Sole Director

/s/ Luigi Nicolais
Luigi Nicolais

/s/ Alessandro Sannino
Alessandro Sannino

Acknowledgement by Academica

Academica hereby acknowledges the provisions of this Amended and Restated Master Agreement as the assignee under the Academica Assignments.

ACADEMICA LIFE SCIENCES S.R.L.

By:	/s/ Giovanni Abbate
Name:	Giovanni Abbate
Title:	Sole Director

Exhibit A

Warrant

Exhibit B

Ex–Field License Agreement

Exhibit C

Academica Assignment

Schedule 1.23

Patent Rights

Gelesis Ref. No.	Country	Application Number	Patent Number	Filing Date	Grant Date	Status
-	-	-	-	-	-	-
-	-	-	-	-	-	-
021	US	12/703,286	8658147	10-Feb-10	25-Feb-14	Granted
	US	14/150,430	-	8-Jan-14	-	Pending
	AU	2008286354	-	8-Aug-08	-	Allowed
	AU	2013204055	-	8-Aug-08	-	Pending
	CA	2,695,974	-	8-Aug-08	-	Pending
	CN	2008-80104399.0	ZL 200880104399.0	8-Aug-08	7-May-14	Granted
	EP	08785471.7	-	8-Aug-08	-	Allowed
	EP	12158633.3	2463308	8-Aug-08	7-Nov-14	Granted
	EP	12176918.6	2532685	8-Aug-08	7-Nov-14	Granted
	HK	12106017.2	-	8-Aug-08	-	Allowed
	IN	1591/DELNP/2010	-	8-Aug-08	-	Pending
	JP	2010-520475	5485151	8-Aug-08	28-Feb-14	Granted
	JP	2013-238364	-	8-Aug-08	-	Pending
	MX	2010/001629	-	8-Aug-08	-	Allowed
	RU	2010105385/04	2493170	8-Aug-08	20-Sep-13	Granted
	RU	2013126920	-	8-Aug-08	-	Pending
	WO	PCT/IT2007/000584	-	10-Aug-07	-	Expired
	WO	PCT/EP2008/006582	-	8-Aug-08	-	Nat Proc
-	-	-	-	-	-	-
022	US	13/106,909	-	13-May-11	-	Pending
	US	61/115,759	-	18-Nov-08	-	Expired
	US	61/151,745	-	11-Feb-09	-	Expired
	US	61/167,291	-	7-Apr-09	-	Expired
	AU	2009316622	-	18-Nov-09	-	Allowed
	AU	2014271268	-	18-Nov-09	-	Pending
	BR	PI0921577-8	-	18-Nov-09	-	Pending
	CA	2,743,559	-	18-Nov-09	-	Pending
	CN	2009-80154865.0	-	18-Nov-09	-	Pending
	EP	09828168.6	-	18-Nov-09	-	Pending
	HK	12101542.7	-	18-Nov-09	-	Pending
	IN	4266/CHENP/2011	-	18-Nov-09	-	Pending
	JP	2011-536618	-	18-Nov-09	-	Pending

Gelesis Ref. No.	Country	Application Number	Patent Number	Filing Date	Grant Date	Status
	KR	10-2011-7013966	-	18-Nov-09	-	Pending
	MX	2011/005078	-	18-Nov-09	-	Pending
	RU	2011124705	2518262	18-Nov-09	11-Apr-14	Granted
	RU	2014110522	-	18-Nov-09	-	Pending
	WO	PCT/US2009/064988	-	18-Nov-09	-	Nat Proc
-	-	-	-	-	-	-
023	US	13/491,197	-	7-Jun-12	-	Pending
	US	61/494,298	-	7-Jun-11	-	Expired
	US	61/542,494	-	3-Oct-11	-	Expired
	AU	2012267855	-	7-Jun-12	-	Pending
	BR	112013031209-2	-	7-Jun-12	-	Pending
	CA	2,838,006	-	7-Jun-12	-	Pending
	CN	201280036565.4	-	7-Jun-12	-	Pending
	EP	12796455.9	-	7-Jun-12	-	Pending
	IN	56/CHENP/2014	-	7-Jun-12	-	Pending
	JP	2014-514632	-	7-Jun-12	-	Pending
	KR	10-2014-7000433	-	7-Jun-12	-	Pending
	MX	2013/014297	-	7-Jun-12	-	Pending
	RU	RU 2013158913	-	7-Jun-12	-	Pending
	WO	PCT/US2012/041345	-	7-Jun-12	-	Nat Proc
-	-	-	-	-	-	-
025	US	US 62/014,926	-	20-Jun-14	-	Pending

**	Gelesis LLC is anticipating filing a patent application covering certain methods for crosslinking carboxymethylcellulose using electron beam radiation, the resulting crosslinked carboxymethylcellulose compositions and methods of using these compositions, including medical uses. This patent application will be referred to as IP24 and this Schedule 1.23 shall automatically be updated to include such application when it is filed with the US Patent and Trademark Office.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED MASTER AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of January 30, 2015, to that certain Amended and Restated Master Agreement, dated as of December 29, 2014 (the “Master Agreement”), by and among Gelesis, LLC, a Delaware limited liability company (the “LLC”), Gelesis, Inc., a Delaware corporation (the “Corporation” and together with the LLC, “Gelesis”), Luigi Ambrosio (“Ambrosio”), Luigi Nicolais (“Nicolais”), Alessandro Sannino (“Sannino” and collectively with Ambrosio and Nicolais, the “Founders”) and One S.r.l., an Italian limited liability company (“One Italy”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Agreement.

WHEREAS, on December 29, 2014, Gelesis, the Founders and One Italy entered into the Master Agreement;

WHEREAS, the Parties now desire to amend the Master Agreement, pursuant to Section 12.6 thereof, to extend the date by which the Acquisition shall be consummated to February 28, 2015 and as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. Amendments to Master Agreement. The Master Agreement is hereby amended as follows:

(a)	Section 2.2 of the Master Agreement is hereby amended to extend the date through which One Italy and each of the Founders are prohibited from practicing the rights set forth in the Ex-Field Agreement by deleting the date “February 1, 2015” and replacing such date with “March 1, 2015”.

(b)	Section 2.3 of the Master Agreement is hereby amended to extend the date by which the Acquisition must be completed by deleting the date “January 31, 2015” and replacing such date with “February 28, 2015”.

(c)	Section 2.4 of the Master Agreement is hereby amended to extend the date by which the Acquisition must be completed by deleting the date “January 31, 2015” and replacing such date with “February 28, 2015”.

Except as specifically amended herein, the remaining terms and provisions of the Master Agreement shall not be affected by this Amendment and shall continue in full force and effect.

2. Target Closing Date. Notwithstanding the amendments to the Master Agreement provided in Section 1 hereof, the Parties hereby agree and acknowledge an undertaking to use reasonable good faith efforts to consummate the Acquisition on or before February 13, 2015.

3. Expense Reimbursements. Notwithstanding the consummation of the Acquisition, Gelesis hereby agrees to pay to Academica the following amounts:

(a)	European Patent Maintenance Fees. All patent application maintenance fees payable in respect of the European patent applications in the amounts and on the dates set forth on Schedule 3(a), up to a maximum of Four Thousand Euro (EUR 4,000); provided that, if the Acquisition is consummated prior to the payment of such maintenance fees by the applicable payment date as set forth on Schedule 3(a), Gelesis shall assume direct responsibility for such payment, no amount shall be due pursuant to this Section 3(a) and Gelesis may elect to abandon such patent applications without further payment.

(b)	Valuation Fees. All reasonable fees and expenses of the consultant to Academica in the amount and on the date set forth on Schedule 3(b), up to a maximum of Seven Thousand Five Hundred Euro (EUR 7,500), plus Value Added Tax (“VAT”).

(c)	Legal Fees. All reasonable fees and expenses, including VAT, if applicable, and other contributions required by applicable law), of a single counsel representing Academica in connection with the negotiation, preparation and consummation of this Amendment and the Founders in connection with the negotiation, preparation and consummation of the Acquisition, in the amount and on the date set forth on Schedule 3(c), up to a maximum of Twenty-Five Thousand Euro (EUR 25,000) plus mandatory social contributions (4%) and expenses. In addition, in the event such counsel requires the assistance of U.S. counsel, Gelesis shall pay an additional amount to such U.S. counsel at the rate of $450.00 USD per hour, set forth on Schedule 3(c), up to a maximum of $1,500.00 USD plus expenses, if any.

All amounts payable by Gelesis pursuant to Sections 3(b) and (c) hereof shall be evidenced by an invoice delivered to Gelesis of such fees and expenses prior to payment. In addition, all payment obligations of Gelesis to Academica pursuant to this Amendment shall satisfy any obligation to pay such fees and expenses to the Founders and One Italy, as applicable, including any obligation to pay consultants or legal counsel jointly representing such Parties.

4. Governing Law; Venue. This Amendment (including any claim or controversy arising out of or relating to this Amendment) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to the conflict of law principles thereof. Any disputes, claims or controversies in connection with this Amendment, including any questions regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination, shall be finally resolved under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said rules. The place of the arbitration shall be London, UK. The language of the arbitration shall be English. Notwithstanding the foregoing, at any time, a Party may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from a Court.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be exchanged by facsimile or other electronic transmission.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GELESIS, INC.		GELESIS, LLC

By:	/s/ Yishai Zohar	By:	/s/ Yishai Zohar
Name:	Yishai Zohar	Name:	Yishai Zohar
Title:	Chief Executive Officer	Title:	Chief Executive Officer

ONE S.R.L.		FOUNDERS

By:	/s/ Nicola Cinelli	/s/ Luigi Ambrosio
Name:	Nicola Cinelli	Luigi Ambrosio
Title:	Sole Director

/s/ Luigi Nicolais
Luigi Nicolais

/s/ Alessandro Sannino
Alessandro Sannino

Acknowledgement by Academica

Academica hereby acknowledges the provisions of this Amendment to the Master Agreement.

ACADEMICA LIFE SCIENCES S.R.L.

By:	/s/ Giovanni Abbate
Name:	Giovanni Abbate
Title:	Sole Director

Schedule 3(a) – European Patent Maintenance Fees

EU Patent Application No.	Maintenance Fees	Due Date	Payment Date
EP12176381.7	EUR 1,925.00	TBD	TBD
EP12176382.5	EUR 1,925.00	TBD	TBD

Schedule 3(b) – Valuation Fees

Valuation Consultant	Valuation Fees and Expenses	Due Date
MI.TO. Technology s.r.l.	7,500.00 plus VAT	March, 1 2015

Schedule 3(c) – Legal Fees

Counsel	Legal Fees and Expenses	Due Date
R&P Legal	EUR 25,000.00 plus mandatory social contributions (4%) and expenses	March 1, 2015
Landay Leblang Stern	USD 1,500.00	March 1, 2015